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                                                                    Exhibit 99.5

FOR IMMEDIATE RELEASE                                                   CONTACT:
                                                 Marc Sanders, Dir. of Marketing
                                                               610-668-4700 x277
                                                     marcsanders@royalbankpa.com
                                                     ---------------------------

                                                               FOR KOREAN PRESS:
                                                   Edward E. Shin, President/CEO
                                                                    201-638-9135

                   ROYAL BANCSHARES LAUNCHES ROYAL ASIAN BANK

(Narberth, PA) - February 23, 2004 - Royal Bancshares (NASDAQ: RBPAA), which currently operates 16 regional banking offices under the names Royal Bank of Pennsylvania and Royal Bank America, announces a new bank designed to serve the financial needs of our area's Asian communities. Royal Asian Bank will open its first office at 6526 Castor Avenue, in Northeast Philadelphia on March 15th.

Royal Asian Bank will deliver deposit and lending solutions tailored for the Asian community. Individuals will benefit from Royal's tradition of offering above-market average rates for CDs and Money Market accounts, while business clients will have access to a wide-variety of financing products and cash management solutions.

Edward E. Shin, the former President of PanAsia Bank N.A., has been hired as the President/CEO of Royal Asian Bank, joining the Royal team on February 17th. PanAsia Bank N.A. served the Korean community in New Jersey, Pennsylvania, New York Metro and Washington, DC Metro.

Plans are in place to launch 3 Royal Asian Bank branches in Pennsylvania and New York Metro in 2004, with further expansion to follow in 2005. Branch staff members will represent many Asian and non-Asian cultures and customers will be able to transact business in a variety of languages and dialects in addition to English.

Royal Bancshares President/CEO Joseph P. Campbell said, "We are pleased to bring Edward E. Shin on board to develop the Royal Asian Bank division. His experience and expertise in this market will be invaluable."

Royal Asian Bank President/CEO Edward E. Shin said, "Personalized service will be the trademark of Royal Asian Bank. By understanding the cultural side of our depositors and loan customers we will be better suited to meet their specific financial needs."

Deposits at Royal Asian Bank are FDIC insured and customers will have access to internet banking features including BillPay and eStatements.